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                                                                   Exhibit 10.31

                      Anchor Glass Container Corporation
                    Executive/Key Employee Retention Plan

                     (as modified pursuant to Bankruptcy
                       Court Order of November 6, 1996)

                                  ARTICLE 1

                           PURPOSE AND DEFINITIONS

1.1 Purpose. The purpose of the Anchor Glass Container Corporation Executive/Key Employee Retention Plan ("Plan") is to protect a select group of executives and key employees against an involuntary loss of employment so as to retain such employees, and motivate them to enhance the value of the underlying business of Anchor Glass Container Corporation ("Company"). The Plan is intended to qualify as an unfunded welfare plan under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

1.2 Definitions. The following words and phrases as used herein shall have the following meanings, unless a different meaning is required by the context:

      "Cause" shall mean any act or any failure to act on the part of a Participant which constitutes:

            (a) fraud, embezzlement, theft or dishonesty against the Company or any of its affiliates;

            (b) a willful or grossly negligent material violation of law in connection with or in the course of the Participant's duties or employment with the Company or any of its affiliates;

            (c) a felony for which the Participant is convicted or pleads nolo contendere

            (d) willful or grossly negligent engagement in any activity competitive with the business of the Company as to which the Company has notified the Participant in writing and the Participant has not ceased (other than for reasons beyond the control of Executive) within 3 business days following such notice his or her participation in such activity;


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            (e)   a willful failure to follow reasonable directions or
                  instructions of a more senior officer which are consistent with the Participant's position and responsibilities as of the date of his or her initial participation in the Plan (as such position and responsibilities may be changed from time to time with the prior consent of the Participant), and such failure shall have continued (other than for reasons beyond the control of the Participant) for a period of 3 business days after receipt of written notice thereof from the Company;

            (f) willful or grossly negligent breach of any stated material employment policy of the Company;

            (g) willful and wrongful damage to material property of the Company or any of its affiliates; or

            (h) willful and wrongful disclosure of confidential information of the Company or any of its affiliates.

      No act or failure to act on the part of a Participant shall be deemed to be "willful" if it was due primarily to an error in judgment or negligence.

      "Change in Control" shall mean the first to occur of the following events:

            (a) the adoption of a resolution of the Board of Directors of the Company of a plan of liquidation with respect to the Company,

            (b) the appointment of a trustee for the Company in a proceeding under Chapter 11 of the Bankruptcy Code,

            (c) the filing of a liquidation case under Chapter 7 of the Bankruptcy Code, or the conversion of a Chapter 11 proceeding to a liquidation case under Chapter 7 of the Bankruptcy Code,

            (d) the sale or other divestiture of all or substantially all of the assets (excluding the sale of inventory or other assets in the ordinary course of business) of the Company or of the Company and its direct or indirect majority-owned subsidiaries, or

            (e) the acquisition by any person or affiliated group of persons of more than 30% of the outstanding common stock of the Company.

      "Committee" shall mean the Administrative Committee with respect to the Plan. The initial members of the Committee shall be Carl Young, Mark Kirk and Mark Karrenbauer.

      "Company" shall mean Anchor Glass Container Corporation, a Delaware corporation.


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      "Executive or Key Employee" shall mean any person whose name is listed on
      Schedule 1 attached hereto and any other person designated by the Committee to be eligible for Plan participation.

      "Good Reason" shall mean with respect to a Participant (i) a reduction in the Participant's annual base salary (other than any reduction applicable to management employees generally not exceeding 10%, or any reduction not exceeding 5%, during any 12-month period), (ii) a material change in the Participant's position, duties or responsibilities as an employee of the Company without the Participant's prior consent, (iii) a material reduction in the Participant's bonus opportunity (other than any reduction applicable to similarly situated or bonus eligible employees generally),
      (iv) a change in the Participant's principal work location by more than 75 miles and more than 50 miles from the Participant's principal place of abode as of the date of such change in job location, (v) a material change or reduction in the Participant's benefits under this Plan pursuant to an amendment, modification, suspension or termination of the Plan pursuant to
      Section 6.3 or (vi) any other event or condition set forth in the Participation Letter (as defined in Section 2.2) with respect to the Participant.

      "Participant" shall mean any Executive who is entitled to participate in the Plan in accordance with Section 2.2 and has not had such participation terminated pursuant to Section 2.3.

      "Plan Year" shall mean the calendar year.

      "Targeted Benefit" shall mean the amount of benefit to which any Participant would be entitled under the Plan pursuant to clause (i) of
      Section 3.2(a), calculated by using the Monthly Pay Rate determined as of the date of initial participation and the Monthly Factor applicable to the Participant.

      "Monthly Factor" shall mean, for any Participant, the monthly factor set forth on Schedule 1 applicable to the Participant or the monthly factor determined by the Committee for any Executive or Key Employee who is not listed on Schedule 1.

                                   ARTICLE 2

                         ELIGIBILITY AND PARTICIPATION

2.1 Eligibility. Each Executive and Key Employee listed on Schedule 1 hereto shall be eligible to participate in the Plan upon the execution of the Plan. The Committee may, in its sole discretion, designate additional executives or key employees as being eligible for participation in the Plan, and shall determine a Monthly Factor of not less than three (3) nor more than nine (9) for such person. Notwithstanding anything to the contrary, no person shall be designated by the Committee if the total amount of Targeted Benefits payable under the Plan then exceeds one million eight hundred thousand dollars ($1,800,000) or would exceed that amount by reason of such designation.


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2.2   Participation. The Committee shall as soon as practicable after the execution of the Plan or after it has designated an executive or key employee as being eligible for participation, as the case may be, prepare and send a separate letter of participation ("Participation Letter") to each such person. The Participation Letter shall set forth the prohibition on duplicative severance benefits as set forth in Section 3.2(d) and any additional terms and conditions of participation (beyond the provisions of the Plan) as the Committee may, in its sole discretion, determine. An Executive or Key Employee shall not become a Participant unless and until he or she signs and agrees to the terms and conditions of his or her Participation Letter and of the Plan, and explicitly waives the right to receive any severance benefit under any other severance plan, contract or arrangement for any period of time in which the Plan is in effect.

2.3 Termination of Participation. A Participant's participation in the Plan shall automatically terminate, without notice to or consent of the Executive, and the Executive shall not be treated as a Participant, upon the earlier to occur of the following events:

            (a) the Executive's termination of employment by the Company for Cause, or

            (b)   the Executive's resignation other than for Good Reason.

                                   ARTICLE 3

                            SEVERANCE AND BENEFITS

3.1   Involuntary Termination.

      (a) Subject to a Participant's termination of participation pursuant to
      Section 2.3 and the conditions set forth below, each Participant who is terminated by the Company without Cause or terminates his or her own employment with the Company for Good Reason shall be entitled to severance pay and other benefits under the Plan in the amount set forth in Sections
      3.2 and 3.3 below.

      (b) Notwithstanding anything to the contrary contained herein, no benefits shall be payable under the Plan to a Participant whose employment with the Company is terminated by reason of or in connection with the sale or other divestiture of all or substantially all of the assets of the Company (or of the Company and its direct or indirect majority-owned subsidiaries) if such Participant is offered employment by the purchaser or transferee of the assets on terms and conditions no less favorable than the Participant's terms and conditions of employment with the Company and the purchaser or transferee adopts this Plan (or an identical plan) for the benefit of the Participant and other Participants who are offered employment with the purchaser or transferee. In the event a purchaser or transferee shall adopt the Plan as described in the preceding sentence, such entity shall thereafter be deemed to be the Company for all purposes hereunder.

3.2   Amount of Severance Benefit.


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      (a) Subject to Subsections (e) and (f), the amount of severance benefit to which any Participant is entitled under the Plan shall be equal to the sum of (i) the Participant's Monthly Pay Rate (as defined in Subsection (b) multiplied by the Monthly Factor applicable to the Participant and (ii) the Participant's Weekly Pay Rate multiplied by the Participant's number of years of service with the Company up to a maximum of twenty-six (26) years.

      (b) "Monthly Pay Rate' shall mean one-twelfth (1/12th) of the sum of the Participant's actual regular salary and bonus paid for the twelve months immediately preceding his or her date of termination of employment for all services rendered to the Company. For Participants who are listed on
      Schedule 1, "Monthly Pay Rate" shall mean one-twelfth (1/12th) of the "Stay Pay Amount" shown on that Schedule, as the same may be adjusted for future changes in salary.

      (c) "Weekly Pay Rate" shall mean one-fifty second (1/52nd) of the Participant's highest annual rate of regular salary in effect at any time during the twelve months immediately preceding his or her date of termination of employment for all services rendered to the Company.

      (d) As long as the Plan is in effect, a Participant shall not be entitled to any severance benefits under any other plan or policy of the Company or under any other agreement between the Participant and the Company.

      (e) Notwithstanding anything to the contrary continued herein, if a Participant's employment with the Company is terminated by reason of or in connection with the sale or other divestiture of all or substantially all of the assets of the Company (or of the Company and its direct or indirect majority-owned subsidiaries) to Ball-Foster Glass Container Co., L.L.C. ("Ball-Foster") under the purchase agreement by and between the Company and Ball-Foster dated October 4, 1996 (as the same may be amended, the "Asset Purchase Agreement"), or to Ball-Foster or any other purchaser approved by the United States Bankruptcy Court for the District of Delaware ("Bankruptcy Court") pursuant to an agreement which provides for at least as much cash as the Asset Purchase Agreement, and Ball-Foster or such other purchaser assumes the costs of the Plan (a "Qualified Purchaser"), each such Participant who is listed on Schedule 1 shall be entitled to the Benefits as set forth in such Schedule.

      (f) Notwithstanding anything to the contrary contained herein, if a Participant's employment with the Company is terminated by reason of or in connection with the sale or other divestiture of all or substantially all of the assets of the Company (or of the Company and its direct or indirect majority-owned subsidiaries), or by reason of or in connection with any other transaction providing for the restructuring of the Company with Consumers Packaging Inc. or any other entity that is not a Qualified Purchaser (as defined in Subsection (e)), or in the event there is no sale or other transaction, then each such Participant who is listed on Schedule 2 shall be entitled to a benefit not to exceed the amount set forth on such Schedule.


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      3.3 Other Benefits. Eligible Participants shall be entitled to continue their participation in the Company's health, life insurance and disability benefit plans (but not any qualified retirement plans), or receive with respect to any such benefit an amount of cash equal to the cost of such benefit in lieu of such continued participation, for a period following their termination of employment equal to their period of severance benefits under Section 3.4 (or the period over which the benefits would have been paid in the absence of a Change in Control, if applicable), except such coverage shall expire if the Participant becomes eligible for coverage under a substantially comparable plan of a successor employer. In the case of any welfare benefit plans, nothing herein shall be deemed to restrict the right of the Company to amend or terminate any such plan in a manner generally applicable to active employees, and Participants shall be entitled to participate on the same basis (including payment of applicable contributions) as active employees.

3.4 Frequency of Payment. The Company shall pay the severance benefits provided over a period equal to the number of months and weeks for which the benefit has been calculated under Section 3.2(a); provided, however, that any severance benefit (or the remaining portion of any such benefit) payable after a Change in Control shall be paid in a single lump sum in cash, no later than 15 days following the earlier to occur of the Participant's termination of employment, or the Change in Control. If the severance payment is not timely made for any reason, the payment when made shall include interest at the applicable federal rate (as defined in Section 7872(f)(2) of the Internal Revenue Code 1986, as amended) plus 4%.

                                   ARTICLE 4

                                    CLAIMS

4.1 Claims Procedure. If any Participant has a claim for benefits which are not being paid, such claimant may file with the Committee a written claim setting forth the amount and nature of the claim, supporting facts, and the claimant's address. The Committee shall notify each claimant of its decision in writing by registered or certified mail within 30 days after its receipt of a claim, unless otherwise agreed by the claimant. If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

4.2 Claims Review Procedure. A claimant whose claim has been denied or such claimant's duly authorized representative may file, within 60 days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within 30 days after receipt of such request. In special circumstances, the Committee may extend for up to 30 additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reason for its decision and specific references to the Plan provisions on which the decision is based. The decision of the Committee shall be final and binding on all parties.


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4.3   ERISA Rights. A Participant may obtain copies of all Plan information upon written request to the plan administrator. The plan administrator and others who operate the Plan must do so prudently and in the interest of the Participants. No employer or other person may fire or otherwise discriminate against a Participant in any way to prevent him or her from obtaining a severance benefit or exercising his or her rights under ERISA. If such discrimination occurs, the Participant may seek assistance from the U.S. Department of Labor or may file suit in a federal court.

      A Participant is entitled to receive a written explanation of the reasons for the denial of his or her claim, and to have the Committee review and reconsider such claim. The Participant may file suit in a state or federal court to challenge any such denial.

      Under ERISA, there are steps a Participant can take to enforce the above rights. For instance, if materials are requested from the Plan and are not received within 30 days, the Participant may file suit in a federal court. In such event, the court may require the plan administrator to provide the materials and pay the Participant up to $100 a day until such materials are received, unless due to reasons beyond the control of the plan administrator. The court will decide who should pay court costs and legal fees. The court may order either the Participant or the person sued by the Participant to pay legal costs and fees. If a Participant has any questions about this statement or about his or her rights under ERISA, please contact the nearest Area Office of the U.S. Labor Management Services Administration, Department of Labor.

4.4 Agent for Service of Legal Process. Service of legal process upon the Plan shall be made upon any member of the Committee. If service by mail is permitted, the address to be used for the Committee is set forth in
      Section 5.2 below.

                                   ARTICLE 5

                                ADMINISTRATION

5.1 Plan Sponsor. The Company is the plan sponsor. The address of the Company is:

                  Anchor Glass Container Corporation
                  4343 Anchor Plaza Parkway
                  Tampa, Florida  33634

5.2 Plan Administrator. The Company shall be the plan administrator and shall administer the Plan through the Committee. The address of the Plan Administrator is:

            Administrative Committee
            Anchor Glass Container Corporation
            4343 Anchor Plaza Parkway
            Tampa, Florida  33634


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      There shall be three (3) members of the Committee, who shall be employees of the Company, whether or not they are also Participants. Prior to a Change in Control, the Company may remove any member of the Committee for any reason whatsoever, and shall fill any vacancies occurring for any reason in the membership of the Committee. Following a Change in Control, a member of the Committee cannot be removed therefrom by the Company except for any material breach of his or her fiduciary responsibilities or upon his termination of employment with the Company and its affiliates. In the event of a vacancy for any reason in the membership of the Committee following a Change in Control, the remaining members of the Committee shall appoint any person who is a Participant to fill the vacancy and serve as a member of the Committee.

5.3 Quorum. A majority of the members of the Committee shall constitute a quorum for any meeting of such committee held with respect to the Plan, and the acts of a majority of the members of the Committee, whether at a meeting or approved in writing without a meeting, shall be valid acts of the Committee.

5.4 Duties. The Committee shall have the power and duty to do all things necessary or convenient to effect the intent and purposes of the Plan, whether or not such powers and duties are specifically set forth herein, and, by way of amplification and not limitation of the foregoing, the Committee shall have the power to:

            (a) provide rules for the management, operation and administration of the Plan, and, from time to time, amend or supplement such rules;

            (b) reasonably construe the Plan in good faith to the fullest extent permitted by law, which shall be final and conclusive upon all persons;

            (c) correct any defect, supply any omission, or reconcile any inconsistency in the Plan in such manner and to such extent as it shall deem appropriate in its sole discretion to carry the same into effect;

            (d) make reasonable determinations as to a Participant's eligibility for benefits under the Plan, including determinations as to Cause and Good Reason.

5.5 Binding Authority. The decisions of the Administrative Committee or its duly authorized delegate within the powers conferred by the Plan shall be final and conclusive for all purposes of the Plan, and shall not be subject to any appeal or review other than pursuant to Section 4.2.

5.6 Exculpation. No member of the Committee shall be directly or indirectly responsible or otherwise liable by reason of any action or default as a member of that committee, or by reason of the exercise of or failure to exercise any power or discretion as such member, except for any action, default, exercise or failure to exercise resulting from such member's gross negligence or willful misconduct. No member of the Committee shall be liable in any way for the acts or defaults of any other member of the Committee, or any of its advisors, agents or representatives.


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5.7   Indemnification. The Company shall, indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her own membership on the Committee, except for expenses and liabilities arising out of a member's gross negligence or willful misconduct.

5.8 Compensation and Expenses. Members of the Committee who are employees of the Company shall not receive any compensation for their services rendered as such members. The Company shall pay for all expenses of the Committee reasonably incurred in connection with the Plan, including but not limited to legal expenses.

5.9 Information. The Company shall furnish to the Committee in writing all information the Committee may deem appropriate for the exercise of their powers and duties in the administration of the Plan. Such information may include, but shall not be limited to, the names of all Participants, their earnings and their dates of birth, employment, retirement or death. Such information shall be conclusive for all purposes of the Plan, and the Committee shall be entitled to rely thereon without any investigation thereof.

5.10 Self-Interest. No member of the Committee may act, vote or otherwise influence a decision of the Committee specifically relating to his or her benefits, if any, under the Plan.

                                   ARTICLE 6

                              GENERAL PROVISIONS

6.1 Non-Property Interest. The Plan is unfunded and any liability of the Company to any person with respect to benefits payable under the Plan shall give rise to a claim against the general assets of the Company. Any Participant who may have or claim any interest in or right to any compensation, payment or benefit payable hereunder, shall rely solely upon the unsecured promise of the Company for the payment thereof, and nothing herein contained shall be construed to give to or vest in the Participant or any other person now or at any time in the future, any right, title, interest or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatsoever owned by the Company, or in which the Company may have any right, title or interest now or at any time in the future.

6.2 Other Rights. The Plan shall not affect or impair the rights or obligations of the Company or a Participant under any other written plan, contract, arrangement, or pension, profit sharing or other compensation plan, except as otherwise provided in Section 3.2(d).

6.3 Amendment or Termination. The Plan (including any Schedule) may be amended, modified, suspended, or terminated by the Company at any time and from time to time by action of its Board of Directors; provided, however, that any such amendment , modification, suspension or termination which would adversely affect the rights of any person who is then a Participant shall be subject to the prior written consent of the Committee in its sole discretion and shall not be effective as to any Participant until fifteen


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      (15) days after notice of such amendment, modification, suspension or termination shall have been furnished in writing to the Participant; provided further, that in no event shall the Company terminate the Plan or amend the Plan to reduce benefits earlier than the second anniversary of the date of execution hereof; provided further, that if there is a sale or other divestiture of all or substantially all of the assets of the Company (or of the Company and its direct or indirect majority owned subsidiaries) and in connection therewith the purchaser or transferee adopts the Plan for the benefit of the Participants who are offered employment with the purchaser or transferee, then the Plan shall automatically terminate as of the earlier to occur of (i) the second anniversary of the signing of the agreement for the sale or transfer or (ii) the date which is eighteen months after the closing of such transactions.

6.4 Severability. If any term or condition of the Plan shall be invalid or unenforceable to any extent or in any application, then the remainder of the Plan, with the exception of such invalid or unenforceable provision, shall not be affected thereby and shall continue in effect and application to its fullest extent. If, however, the Committee determines in its sole discretion that any term or condition of the Plan which is invalid or unenforceable is material to the interests of the Company, the Committee may declare the Plan null and void in its entirety.

6.5 No Employment Rights. Neither the establishment of the Plan, any provisions of the Plan, nor any action of a Committee shall be held or construed to confer upon any employee the right to a continuation of employment by the Company. Subject to any applicable employment agreement, the Company reserves the right to dismiss any employee, or otherwise deal with any employee to the same extent as though the Plan had not been adopted.

6.6 Incapacity. If the Committee determines that a Participant is unable to care for his or her affairs because of illness or accident, any benefit due the Participant may be paid to the Participant's spouse or to any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee or other legal representative), and any such payment shall be a complete discharge of the Company's obligation hereunder.

6.7 Transferability of Rights. The Company shall have the unrestricted right to transfer its obligations under the Plan with respect to one or more Participants to any person, including, but not limited to, any purchaser of all or any part of the Company's business. No Participant shall have any right to commute, encumber, transfer or otherwise dispose of or alienate any present or future right or expectancy which the Participant may have at any time to receive payments of benefits hereunder, which benefits and the right thereto are expressly declared to be non-assignable and nontransferable, except to the extent required by law. Any attempt to transfer or assign a benefit, or any rights granted hereunder, by a Participant shall, in the sole discretion of the Committee (after consideration of such facts as it deems pertinent), be grounds for terminating any rights of the Participant to any portion of the Plan benefits not previously paid.


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6.8   Entire Document. As long as the Plan is in effect, the Plan shall, supersede any and all prior practices, understandings, agreements, descriptions or other non-written arrangements respecting severance, and written employment or severance contracts signed by the Company.

6.9 Governing Law. The Plan shall be construed, administered, and enforced according to the laws of the State of Delaware, except to the extent that such laws are preempted by the federal laws of the United States of America.

6.10 Effective Date. The Plan was authorized and adopted by the Board of Directors as of, and shall be effective at September 12, 1996.

                        ANCHOR GLASS CONTAINER CORPORATION


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                                SCHEDULE 1 TO
                      ANCHOR GLASS CONTAINER CORPORATION
                           EXECUTIVE RETENTION PLAN


                                                  MONTHLY             TARGET
NAME               POSITION                        FACTOR            BENEFIT
----               --------                        ------            -------
Mark Karrenbauer   V.P. Human Resources              8         $      87,680
Joe DeDominick     V.P. MIS                          7         $      81,690
Rick Fisher        Dir. Plant Acctg.                 6         $      39,600
Paul Keipper       Dir. Accounting Services          6         $      35,400
Jeff Gulbranson    Dir. Treasury Oper.               6         $      35,790
Gene Pool          V.P./Assoc. Gen Counsel           6         $      52,560
Ed Holden          Dir. Risk Mgmt. & Ben.            5         $      37,225
Suzanne Ennis      Dir. EEO & Senior Counsel         6         $      36,510
Jack Dearing       Sr. Dir. Oper. Integration        6         $      54,930
Tom Sooy           Sr. Dir. Quality                  5         $      40,400
Ron Shirley        V.P. Oper. Admin.                 6         $      50,280
John Day           V.P. Sales                        5         $      53,650
Brad Tucker        V.P. Sales (Liquor)               5         $      45,375
Dan Colligan       V.P. Sales (Food)                 6         $      46,770
Greg Sinatro       V.P. Sales (Cons. & Food)         5         $      52,750
Mike Wilkins       Dir. Bus. Appl. & Prod. Serv.     4         $      31,320
Jim Keenan         Dir. Raw Materials                6         $      32,700
Wally Schaffer     Dir. Energy                       6         $      32,250
Sam Myers          Dir. Bus. Mgmt. (Tactical Plan)   6         $      30,210
Ed Dacus           Dir. Design Eng.                  6         $      38,400
Sunil Ghedia       Dir. Maintenance E & S            6         $      31,740
Bob Metzger        Dir. Environmental Affairs        6         $      32,370
Don Headley        Mgr. Machine Development          4         $      24,800
Bill White         Director MPI                      4         $      28,820
Lois Spruill       Dir. Corp. Acctg. & Reporting     6         $      41,760
Mary Britain       Mgr. Retire & Benefits            6         $      26,760
Lynn Owens         Mgr. Labor Relations              4         $      22,680
Susan Pritchard    Mgr. Corp. Real Estate            4         $      20,180
Gene Gavin         General Manager                   4         $      33,400
Russ Barto         General Manager                   3         $      26,355
Mike Sopp          General Manager                   4         $      35,740
Steve Brock        General Manager                   4         $      27,480
Paul Austel        General Manager                   4         $      39,380
Warren Nobel       General Manager                   4         $      36,920
                                                               -------------
                                                               $   1,343,875


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